FOR IMMEDIATE RELEASE

MEDIA CONTACT:                          SHAREHOLDER CONTACT
Mary Ann Susco                              Marco Acosta
212-850-1382                                800-597-6068
suscom@jwseligman.com                       acostam@jwseligman.com

  Seligman Select Municipal Fund, Inc. (NYSE: SEL) Approves Change in Dividend
                     Distributions Effective December 2005

          Board of Directors Adopt Fund's Amended and Restated Bylaws,
                              Effective Immediately

NEW YORK, November 17, 2005 - The Board of Directors of Seligman Select Municipal Fund, Inc. (NYSE: SEL), today approved a change in the monthly dividend payment on the Fund's common stock, effective December 2005. The new monthly dividend for Seligman Select Municipal Fund will be $0.045 per share, which represents a 5.3% decrease in the amount of the monthly dividend previously paid to shareholders.

Brian T. Zino, President of the Fund, said that the dividend change was required as a result of a continued narrowing of the spread between the Fund's net earnings on its investment portfolio and the dividend rate paid on its preferred shares. "Preferred rates have increased as the Federal Reserve Board has raised the federal funds target rate and could continue to rise as a result of further increases in the federal funds rate," he explained. Additionally, Mr. Zino said that Seligman Select Fund's portfolio income has been, and likely will continue to be, negatively impacted by bond call activity during 2006. "Interest income earned on higher-coupon bonds cannot fully be replaced due to today's lower long-term yields," he said.

Additionally, the Fund's Board of Directors announced the adoption of amended and restated bylaws, effective immediately.

The amended and restated bylaws provide that stockholder proposals for the 2006 annual meeting of stockholders must be sent to the corporate secretary of the Fund between November 18, 2005 and 5:00 p.m. on December 31, 2005, unless the meeting date is more than 30 days after the anniversary of the 2005 annual meeting. For other future annual meetings, notice must be made not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year's annual meeting, unless the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the date of the preceding annual meeting.

The Fund's previous bylaws required stockholder proposals to be submitted 60 to 90 days before the anniversary of the prior year's annual meeting. The information concerning advance notice requirements for stockholder proposals in the proxy statement for the Fund's 2005 annual meeting is superseded by this announcement. The amended and restated bylaws also expand certain information required to be provided by a stockholder making a proposal, and revise procedures for the verification of information provided by the stockholder making a proposal.

                                     -more-

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The advance notice provision has been revised to permit the Fund's stockholders and directors to consider every stockholder proposal on an informed basis and in an organized fashion, taking into account all factors that they deem relevant, including the interests of all affected constituencies.

The Fund's bylaws do not affect the notice periods for stockholder proposals to be included in the Fund's proxy statements under the rules of the Securities and Exchange Commission (the "SEC"). The Fund's amended and restated bylaws differ in a number of other respects from the prior bylaws. They have been filed with the SEC as an exhibit to a Current Report on Form 8-K of the Fund dated November 17, 2005 (the "Form 8-K"). The Form 8-K will be available at the SEC's website at www.sec.gov.

Seligman Select Municipal Fund is managed by J. & W. Seligman & Co. Incorporated, a New York based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain information about the Fund (including its investment objectives, risks, charges, expenses, and other information) by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068.

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